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                                                                    EXHIBIT 5.1


                                  RIORDAN & McKINZIE
                           300 S. Grand Avenue, 29th Floor
                            Los Angeles, California  90071


                                  December 16, 1998
                                                                     20-182-023

Superior National Insurance Group, Inc.
26601 Agoura Road
Calabasas, California 91302

Ladies and Gentlemen:

     You have requested our opinion with respect to 500,000 shares of the common stock, $0.01 par value (the "Shares"), of Superior National Insurance Group, Inc., a Delaware corporation (the "Company"), which Shares the Company will issue pursuant to the terms of the Company's Employee Stock Purchase Plan (the "Payroll Purchase Plan"). The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, which the Company will file with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We have examined (i) the Company's Certificate of Incorporation, as amended and restated and currently in effect, (ii) the Company's Bylaws, to date, and (iii) the Payroll Purchase Plan. We have also examined the records of corporate proceedings taken in connection with the adoption of the Payroll Purchase Plan.

     Based upon the foregoing examinations and subject to compliance with the applicable state securities and "blue sky" laws, we are of the opinion that the Shares, when offered, sold and paid for pursuant to the Payroll Purchase Plan will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Riordan & McKinzie